Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

		Feb-03	Jan-03	Dec-02
Yield		15.89%	15.18%	16.56%
Less:	Coupon	2.40%	2.49%	2.52%
	Servicing Fee	1.50%	1.50%	1.50%
	Net Credit Losses	5.49%	5.15%	5.72%
Excess Spread		6.50%	6.04%	6.82%

Three Month Average Excess Spread		6.45%	5.94%	6.11%

Delinquency:
	30 to 59 days	1.34%	1.35%	1.35%
	60 to 89 days	0.93%	0.92%	0.87%
	90 + days	1.88%	1.82%	1.75%
	Total	4.15%	4.09%	3.97%

Payment Rate		15.71%	18.06%	17.91%